Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for First Quarter Fiscal 2022

– Strongest First Quarter Revenue and Margin Performance in More than Ten Years –

IRVINE, Calif.--(BUSINESS WIRE)--October 6, 2021--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm operating as RGP (the “Company”), today announced financial results for its fiscal first quarter ended August 28, 2021.

First Quarter Fiscal 2022 Highlights:

  Revenue of $183.1 million, an increase of 24.3%, or 25.0% on a same day constant currency basis, compared to first quarter fiscal 2021, and a sequential increase of 6.3%, or 8.5% on a same day constant currency basis
  SG&A as a percentage of revenue of 28.1%, an improvement of 660 basis points from first quarter fiscal 2021
  Net income grew to $12.9 million (net income margin of 7.1%) compared to $2.3 million (net income margin of 1.6%) in first quarter fiscal 2021
  Adjusted EBITDA, a non-GAAP measure, increased to $22.4 million, compared to $10.2 million in first quarter fiscal 2021, reflecting an Adjusted EBITDA margin of 12.2%, up 530 basis points from first quarter fiscal 2021
  Diluted earnings per common share grew to $0.39 compared to $0.07 in first quarter fiscal 2021
  Adjusted diluted earnings per common share, a non-GAAP measure, improved to $0.43 compared to $0.14 in first quarter fiscal 2021
  Declared cash dividends of $0.14 per share

Management Commentary

“Our performance in Q1 supporting clients’ migration to more agile work is the trajectory we expected,” said Kate W. Duchene, chief executive officer. “We have grown top line to levels not experienced in any first quarter period in more than ten years, while significantly improving our bottom-line return. This level of performance reflects three years of transformative work within the organization and favorable macro opportunities. We have experienced growth in most large markets and industry verticals, including healthcare, financial services, and technology. Digital transformation initiatives continued to drive demand and double-digit growth in our Veracity business. We remain optimistic about our ability to compete and win as our business model attracts in-demand talent who desire more choice, transparency and diversity of experience.”

First Quarter Fiscal 2022 Results

Revenue growth in the first quarter of fiscal 2022 was propelled by strong client demand and better operational execution and delivery. The strengthened client demand across the vast majority of the Company’s markets and solution offerings reflected macro trends accelerated by the COVID-19 pandemic, such as workforce agility and digital transformation, and the increased relevance of the Company’s solutions to its clients. The revenue growth across all geographies was led by solution areas in Finance and Accounting, Business Transformation and Technology and Digital, as well as industry verticals including financial services and healthcare. The Company’s strategic client accounts program continued to be one of the key drivers of revenue acceleration, achieving 25.5% revenue growth in the first quarter of fiscal 2022 compared to the prior year quarter. Additionally, revenue conversion benefited from sustained improvement in operational execution and delivery, as the Company continued to refine its client centric and borderless approach. The Company’s focus on value-based pricing also drove a 1.9% year-over-year improvement in average bill rate, contributing to overall revenue growth.

Gross margin was 39.0%, compared to 39.3% in the prior year quarter, primarily attributable to more significant holiday and vacation impact and lower conversion fees. The first quarter of fiscal 2022 included one more holiday in the U.S., due to the timing of Memorial Day, compared to the first quarter of fiscal 2021. These negative impacts were partially offset by lower self-insurance costs as a percentage of revenue. The Company’s overall pay/bill ratio remained consistent year-over-year.

SG&A as a percentage of revenue in the first quarter of fiscal 2022 was 28.1%, a favorable reduction of 660 basis points from the first quarter of fiscal 2021. The SG&A performance was largely the result of the Company’s restructuring initiatives, which were substantially completed in fiscal 2021, yielding an improved fixed cost structure. In addition, operating leverage has increased because of a continued focus on operating efficiency. Compared to the prior year quarter, SG&A savings included a decline in management compensation of $2.3 million, a decrease in restructuring costs of $0.9 million, and continued reduction in occupancy costs of $0.8 million from real estate footprint reduction.

Provision for income taxes was $5.2 million (effective tax rate of 28.6%) compared to $2.0 million (effective tax rate of 46.1%) in the prior year quarter. The decrease in effective tax rate resulted primarily from the improvement in operating results in international entities, enabling the Company to utilize the benefits from historical net operating losses in foreign jurisdictions.

Net income increased to $12.9 million (net income margin of 7.1%), compared to $2.3 million (net income margin of 1.6%) in the prior year quarter. With accelerated revenue growth and improvement in cost leverage, the Company delivered an Adjusted EBITDA margin of 12.2%, an improvement of 530 basis points from the prior year quarter.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Unaudited. Amounts in thousands, except per share amounts)

	Three Months Ended
	August 28,	May 29,	August 29,
	2021	2021	2020
Revenue	$183,140	$172,318	$147,346
Direct cost of services	111,708	104,035	89,449
Gross profit	71,432	68,283	57,897
Selling, general and administrative expenses	51,392	50,780	51,154
Amortization of intangible assets	1,103	1,104	1,530
Depreciation expense	919	943	1,007
Income from operations	18,018	15,456	4,206
Interest expense, net	215	284	495
Other income	(306)	(262)	(530)
Income before provision for income taxes	18,109	15,434	4,241
Provision for income taxes	5,186	(7,814)	1,957
Net income	$12,923	$23,248	$2,284
Net income per common share:			-
Basic	$0.39	$0.71	$0.07
Diluted	$0.39	$0.70	$0.07
Weighted average common shares outstanding:			-
Basic	32,894	32,715	32,183
Diluted	33,313	33,053	32,232
Cash dividends declared per common share	$0.14	$0.14	$0.14

Revenue by Geography
North America	$151,879	141,518	$120,614
Europe	18,865	19,371	16,292
Asia Pacific	12,396	11,429	10,440
Total revenue	$183,140	$172,318	$147,346

Cash dividend
Total cash dividends paid	$4,603	$4,605	$4,512

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, October 6, 2021. The dial-in number for the conference call will be: 877-390-5534. No password is required; simply ask for the RGP conference call. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through October 13, 2021 at 855-859-2056. The conference ID number for the replay is 5666959. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm helping businesses tackle transformation, change and compliance challenges by supplying the right professional talent and solutions. As a next-generation human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 5,000 professionals, we annually engage with over 2,100 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 85% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 29, 2021 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having different number of business days, the Company calculates same day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest, and income taxes plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted provision for income taxes is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation expense and restructuring costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Three Months Ended
Revenue by Geography	August 28,	August 29,	August 28,	May 29,
	2021	2020	2021	2021
	(Unaudited)		(Unaudited)
(Amounts in thousands, except number of business days)
North America
As reported (GAAP)	$151,879	$120,614	$151,879	$141,518
Currency impact	(275)		(26)
Business days impact	2,407		4,821
Same day constant currency revenue	$154,011		$156,674

Europe
As reported (GAAP)	$18,865	$16,292	$18,865	$19,371
Currency impact	(970)		97
Business days impact	-		(882)
Same day constant currency revenue	$17,895		$18,080

Asia Pacific
As reported (GAAP)	$12,396	$10,440	$12,396	$11,429
Currency impact	(191)		88
Business days impact	-		(198)
Same day constant currency revenue	$12,205		$12,286

Total Consolidated
As reported (GAAP)	$183,140	$147,346	$183,140	$172,318
Currency impact	(1,436)		159
Business days impact	2,407		3,741
Same day constant currency revenue	$184,111		$187,040

Number of Business Days
North America (1)	63	64	63	65
Europe (2)	65	65	65	62
Asia Pacific (2)	63	63	63	62
(1)	This represents the number of business days in the United States.
(2)	This represents the number of business days in the countries in which the revenues are most concentrated within the geography.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)
	Three Months Ended
	August 28,	Percentage	August 29,	Percentage
Adjusted EBITDA	2021	of Revenue	2020	of Revenue
	(Unaudited)
Net income	$12,923	7.1%	$2,284	1.6%
Adjustments:
Amortization of intangible assets	1,103	0.6	1,530	1.0
Depreciation expense	919	0.5	1,007	0.7
Interest expense, net	215	0.1	495	0.3
Provision for income taxes	5,186	2.8	1,957	1.3
EBITDA	20,346	11.1	7,273	4.9
Stock-based compensation expense	1,629	0.9	1,397	0.9
Restructuring costs	156	0.1	1,016	0.7
Contingent consideration adjustment	221	0.1	530	0.4
Adjusted EBITDA	$22,352	12.2	$10,216	6.9
Revenue	$183,140	100.0%	$147,346	100.0%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.39		$0.07
Stock-based compensation expense	0.05		0.04
Restructuring costs	-		0.03
Contingent consideration adjustment	0.01		0.02
Income tax impact of adjustments	(0.02)		(0.02)
Adjusted diluted earnings per common share	$0.43		$0.14

Adjusted Provision for Income Taxes and Cash Tax Rate
Provision for income taxes	$5,186		$1,957
Effect of non-cash tax items:
Stock option expirations	(108)		(149)
Valuation allowance on international deferred tax assets	310		(388)
Net uncertain tax position adjustments	(9)		-
Other adjustments	1		(20)
Adjusted provision for income taxes	$5,380		$1,400

Effective tax rate	28.6%		46.1%
Total effect of non-cash tax items on effective tax rate	1.1%		(13.1%)
Cash tax rate	29.7%		33.0%

Segment Results

Effective in the second quarter of fiscal 2021, the Company revised its segment reporting to align with changes made in its internal management structure and its reporting structure of financial information used to assess performance and allocate resources.

Operating results by reportable segment are included in the following table. Prior year period presented was recast to reflect the impact of the segment changes. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table above for the reconciliation of consolidated net income to Adjusted EBITDA for each of the periods presented. Amounts are unaudited.

	Three Months Ended
	August 28,		August 29,
	2021		2020
	(Amounts in thousands, except percentages)
Revenues:
RGP	$172,933	94.4%	$137,109	93.1%
Other Segments	10,207	5.6	10,237	6.9
Total revenues	$183,140	100.0%	$147,346	100.0%

Adjusted EBITDA:
RGP	$29,002	129.8%	$16,458	161.1%
Other Segments	1,006	4.5	1,165	11.4
Reconciling items (1)	(7,656)	(34.3)	(7,407)	(72.5)
Total Adjusted EBITDA	$22,352	100.0%	$10,216	100.0%
(1)

Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	August 28,	May 29,
SELECTED BALANCE SHEET INFORMATION:	2021	2021
	(Unaudited)
Cash and cash equivalents	$61,899	$74,391
Accounts receivable, net of allowance for doubtful accounts	$129,069	$116,455
Total assets	$514,635	$520,644
Current liabilities	$95,380	$100,906
Long-term debt	$33,000	$43,000
Total liabilities	$173,790	$191,098
Total stockholders’ equity	$340,845	$329,546

	Three Months Ended
	August 28,	August 29,
SELECTED CASH FLOW INFORMATION:	2021	2020
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$464	$18,586
Cash flow -- investing activities	$(1,006)	$(247)
Cash flow -- financing activities (1)	$(11,387)	$(1,530)

	Three Months Ended
	August 28,	August 29,
SELECTED OTHER INFORMATION:	2021	2020
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,141	2,444
Average bill rate	$126	$124
Average pay rate	$63	$62
Common shares outstanding, end of period	33,187	32,433
(1)	Net cash used in financing activities in the three months ended August 28, 2021 included the repayment of $10.0 million on the Company’s secured revolving credit facility with Bank of America.

Contacts

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com